Exhibit 99.2

Q&A on Settlements Regarding Investigations into Cephalon Business Practices

1.              Why did you agree to settle with the U.S. Attorney General and Department of Justice?

Settling the federal investigation was in the best interest of our company and our shareholders.  Companies settle these investigations because of the risk of debarment, suspension or exclusion from participating in federal health care programs.  It is important to us that patients in these programs continue to have access to our medications.

In addition, we agreed to settle because we wanted to put this four-year federal investigation behind us and focus on all of the exciting opportunities before us.

2.              You agreed to plead guilty to a criminal misdemeanor, what exactly are you pleading guilty to and what were you doing wrong?

We agreed to plead guilty to a single misdemeanor count of promoting three medications (PROVIGIL, ACTIQ and GABITRIL) for uses not approved by the FDA, which is a violation of the U.S. Food, Drug, and Cosmetic Act.  Many settlements in the industry related to selling and promotional activities have included both a civil and criminal component, and a number of these also have included a felony rather than a misdemeanor plea.

Over the last few years, we have worked diligently to develop an effective compliance program related to our promotional practices and product-related services.  We believe that the enhanced compliance program now in place will more effectively ensure that we are in compliance with all applicable laws and regulations.

3.              Do you expect other investigations or litigation based on this settlement?

These investigations have been underway for several years and in that timeframe only two state Attorneys General have investigated our promotional practices.   While it is always possible that subsequent governmental investigations could take place, at this time we have no indication that will happen.

The history of pharmaceutical settlements shows that there is the potential for follow-on investigations by private insurers and other third parties.  We are experiencing the same and expect that we will manage through these issues as they arise.  We will continue to update our investors and interested parties through our filings with the U.S. Securities and Exchange Commission.

4.              Why did you settle with Connecticut and make a $6 million dollar payment?

We settled with Connecticut because we wanted to put this matter behind us and focus on the exciting future we are building for Cephalon.  Key to this settlement are terms that benefit patients through our direct contribution to specific efforts of interest to Cephalon: cancer research and treatment, and an electronic prescription monitoring initiative.

Cephalon has many important efforts underway that will provide even greater benefit to the patients we serve.  The settlement of this investigation allows us to focus our time and resources on those efforts.

5.              What are key elements of your Corporate Integrity Agreement (CIA)?

The five-year CIA generally reflects our current enhanced compliance program and adds additional requirements for monitoring, auditing and reporting related to our sales and promotional practices.

Our current compliance program, which we believe includes all of the elements of compliance guidance issued by the Office of the Inspector General of the U.S. Department of Health and Human Services for the pharmaceutical industry has all of the salient components required by the CIA.  The company has a Chief Compliance Officer, a compliance committee, a code of conduct, policies and procedures specific to promotion and marketing, extensive training, monitoring and reporting programs, including a compliance hotline and disciplinary and corrective action processes.

In 2007, we elevated the position of Chief Compliance Officer with the position reporting directly to the CEO and a dotted line report to the audit committee of our board of directors.

6.              Why did you agree to send a letter to the physicians you call on and to publish information on your website regarding the financial relationships you have with physicians who advise or consult with you?

Cephalon supports transparency in financial relationships with physicians.  Cephalon has agreed to be among the first pharmaceutical companies to make the financial nature of those relationships available to the public.  We believe it is important for the public to understand that our partnership with physicians allows us to develop and bring new medicines to market and to better address the needs of patients.

We see our relationship as a partnership that is critical to the safe and appropriate use of our medications in the marketplace.  Physicians advise us on the unmet needs they see in their clinical practice and how our research can be   applied to those needs through the development of our medications.  Physicians also alert the company and the FDA to new benefits and side effects they observe in the use of our medications once they are marketed.

7.              What products and employees are covered by the CIA?

All current Cephalon U.S. employees and products are covered by the CIA.  The term of the CIA is five years and therefore focuses on current and future activity of the company.

In addition to historical facts or statements of current condition, this FAQ may contain forward-looking statements.  Forward-looking statements provide Cephalon’s current expectations or forecasts of future events.  These may include statements regarding the possibility of additional government or third party investigations; continued ability to participate in government health care programs; expectations regarding the company’s compliance programs and policies; and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning.  Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law.  The Private Securities Litigation Reform Act of 1995 permits this discussion.